Exhibit 23.1

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors
Confederate Motor Company, Inc.
Birmingham, Alabama

We hereby acknowledge the inclusion in this Current Report on Form 8-K dated February 12, 2009 of our report dated October 15, 2008 on our audit of the financial statements of Confederate Motor Company, Inc. for the years ended December 31, 2007 and 2006.

Birmingham, Alabama
February 12, 2009